Exhibit 5.3

Faegre Baker Daniels LLP
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240-3789
Phone +1 317 569 9600
Fax +1 317 569 4800

November 2, 2017
Kimball International, Inc.
1600 Royal Street
Jasper, Indiana 47549-1001
      Re: Post-Effective Amendment No. 1 to Registration Statements on Form S-8
Ladies and Gentlemen:
 We have acted as counsel to Kimball International, Inc., an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 1 (the “Amendment”) to the Company’s Registration Statement on Form S-8 filed with the Commission on January 7, 2004 (Registration No. 333-111744) (the “Initial Registration Statement”) and to the Company’s Registration Statement on Form S-8 filed with the Commission on February 21, 2014 (Registration No. 333-194071) (the “Subsequent Registration Statement” and, together with the Initial Registration Statement, the “Registration Statements”) under the Securities Act of 1933, as amended (the “Act”). The Initial Registration Statement registered 2,500,000 shares of either the Company’s Class A Common Stock, par value $0.05 per share (“Class A Common Stock”) and/or Class B Common Stock, par value $0.05 per share (“Class B Common Stock”), reserved for issuance pursuant to the Kimball International, Inc. 2003 Stock Option and Incentive Plan (as subsequently amended and restated, the “2003 Stock Plan”). The Subsequent Registration Statement registered an additional 2,500,000 shares of either the Company’s Class A Common Stock and/or Class B Common Stock reserved for issuance pursuant to the 2003 Stock Plan.
The Amendment reflects that, pursuant to the terms of the Kimball International, Inc. 2017 Stock Incentive Plan (the “2017 Stock Plan”), the number of shares of the Company’s Class B Common Stock for which awards may be granted under the 2017 Stock Plan includes (1) up to 1,087,116 shares of the Company’s Class B Common Stock that remained available for grants under the 2003 Stock Plan on October 31, 2017, plus (2) up to 670,839 shares of the Company’s Class B Common Stock that were subject to outstanding awards under the 2003 Stock Plan on October 31, 2017 (at the maximum level of performance), which will become available for future grants under the 2017 Stock Plan to the extent that, on or after October 31, 2017, such awards expire, are cancelled, are forfeited or are settled for cash (collectively, such 1,757,955 shares of the Company’s Class B Common Stock are referred to herein as the “Carryover Shares”).
For purposes of this opinion letter, we have examined the 2017 Stock Plan, the Amendment, the Registration Statements, the Amended and Restated Articles of Incorporation, as currently in effect, and the Restated By-laws, as currently in effect, of the Company, and the resolutions of the Company’s Board of Directors authorizing the issuance of the Carryover Shares. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have deemed relevant and necessary in connection with the opinions hereinafter expressed. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company (including the Certificate) and of others, without any independent verification thereof.
In our examination, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us. We have also assumed that the Company’s board of directors, or a duly authorized committee thereof, will have approved the issuance of each award under the 2017 Stock Plan prior to the issuance thereof.
Based on and subject to the foregoing and to the other qualifications, assumptions and limitations set forth herein, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Carryover Shares to be issued in accordance with the 2017 Stock Plan and that, when (a) the Amendment shall have become effective, (b) the Carryover Shares have been issued and sold as contemplated in the Amendment and related prospectus and in accordance with the 2017 Stock Plan and any applicable award agreement, and (c) where applicable, the consideration for the Carryover Shares has been received by the Company in accordance with the terms of the 2017 Stock Plan and any applicable award agreement, the Carryover Shares will be validly issued, fully paid and nonassessable.
We do not express any opinion herein with respect to the laws of any jurisdiction other than, subject to the limitations and assumptions contained herein, the laws of the State of Indiana.
This opinion speaks only as of the date the Amendment becomes effective under the Act, and we assume no obligation to revise or supplement this opinion thereafter. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.
We hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours very truly,

FAEGRE BAKER DANIELS LLP

By:	/s/ Janelle Blankenship
Janelle Blankenship, Partner